Exhibit 10.57

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (hereafter "Agreement") is entered into between Hugh H. Cooper (hereafter "Cooper") and Swisher International Inc., its parent, subsidiaries and affiliated companies (hereafter "Swisher").

A.           RECITALS

WHEREAS, Cooper has been employed with Swisher.

WHEREAS, Cooper and Swisher wish to terminate their employment relationship amicably and to that end voluntarily enter into this Agreement.

NOW THEREFORE, in consideration of the covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree to be legally bound by the following terms and conditions, which constitute full settlement of any and all issues between them.

B.           SWISHER'S PROMISES TO COOPER

In consideration for the promises of Cooper which are set forth below, Swisher promises as follows:

1.  In connection with Cooper's separation from Swisher, which shall be effective as of November 9, 2012 (the "Effective Date"), Swisher will pay Cooper severance pay in the amount of $225,000, less required deductions for FICA and taxes.  This amount shall be paid over a period of 52 weeks at a rate of $8,853.85  bi-weekly in accordance with the company's normal payroll procedures. In addition, Swisher will reimburse Cooper $1,120 per month (or the premium for Employee + Spouse coverage in the event the premium amounts change during the separation payout period) in the event that Cooper elects and remains covered by COBRA during that period.  In the event that Cooper becomes eligible for coverage under the benefits program of another employer prior to the end of the 52 week period, Swisher's obligation to reimburse Cooper for COBRA payments shall cease.   Swisher's obligations under this paragraph do not arise until seven (7) days of this Agreement becoming fully binding and effective upon the parties.  (See section E5.) Should Cooper violate any of the terms of section C3, C4, C5, and/or C6, of this Agreement, Swisher will no longer be obligated to make any further payments as provided under this section.

2.       Swisher promises not to contest any claim Cooper may bring for unemployment compensation benefits.  However, Swisher cannot make any guarantees as to how a claim for benefits may be decided by the Employment Security Commission.

3.       If  Swisher's  Vice  President of  Human  Resources receives  any  requests for references regarding Cooper over the next two (2) years, she will respond by indicating that Cooper left to pursue other interests, and confmn only dates of employment, positions held and last rate of pay.

Swisher ___KD____       Cooper ___HC____

     4.         Swisher agrees for a period of three (3) years from execution of this Agreement it will not, and shall cause its officers and directors to not, make any disparaging statement to any third party regarding Cooper. A "disparaging statement" is defined for purposes of this Agreement as any communication, written or oral, including any posting to a website or Internet blog, which would reasonably cause an objective recipient to call into question the integrity, ethics, morals, professionalism, business acumen, business reputation, goodwill, or good character of the party being discussed; provided, however, that (i) nothing herein is intended to impede any member of the Swisher's  Board from faithfully performing his or her duties and obligations as a member of such board and any truthful statement in his or her capacity as such board member shall not be deemed to be a "disparaging statement" and (ii) nothing herein is intended to impede open communication between members of the Swisher's Board or between members of the Swisher's Board and senior executive officers of Swisher or its affiliates. Notwithstanding the foregoing provisions of this section to the contrary, nothing in this paragraph shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent necessary with respect to any litigation, arbitration, proceeding or investigation involving any agreement between or among the parties or required by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.

C.           COOPER'S PROMISES TO SWISHER

In consideration for the promises of Swisher, which appear above, Cooper promises as follows:

     1.        Cooper, for  himself, his  heirs,  executors, and  assigns,  releases, and  forever discharges Swisher International Inc., Swisher Hygiene Inc., Swisher Hygiene USA, Inc., HB Services, LLC, and all of their subsidiaries and related corporations, including but not limited to their officers, directors, employees, shareholders, advisors, agents and assigns, from any and all claims, of whatever nature, legal, equitable, or administrative,  including, but not limited to, claims arising out of his employment with, or separation from the company, arising before the date of execution. This Agreement specifically includes, but is not limited to, any and all claims arising under the Age Discrimination  in Employment  Act, as well as any other claims under federal, state, or local statutes, the common law, public policy, ordinances or equity, to include any claims under the North Carolina Wage and Hour Act.   Cooper agrees that this release includes any claim he may have, including claims of which he may not presently be aware. Cooper further agrees that his/her violation of the terms of this section shall entitle the parties released to recover from Cooper attorney fees and costs reasonably incurred in having to respond and defend against such claims and/or charges.   Notwithstanding anything in this Agreement to the contrary, Cooper does not release, discharge or waive any rights to (i) his vested equity compensation or any of his other equity interest in Swisher and its affiliates, with the exception that he waives rights to unvested stock options and unvested restricted stock units, (ii) benefit or ERISA claims under any employee benefit plans in which Cooper was a participant by virtue of his prior employment with Swisher arising before the Effective Date, (iii) rights as a shareholder of Swisher Hygiene Inc., and (iv) rights to be indemnified and/or advanced expenses under any applicable corporate document of Swisher or its affiliates, any applicable agreement or pursuant to applicable law or to be covered under any applicable directors' and officers' liability insurance policies.

     2.         Cooper waives any right to recover in any proceeding that results from a charge or action filed on his behalf by a state or federal administrative  agency.   Cooper represents  and warrants that no such claims or charges have been filed and/or initiated to date.

     3.         Except for a company issued Dell computer (the "Dell Computer") currently in Cooper's  possession which Swisher has agreed that Cooper may retain, Cooper agrees to return any Swisher  property  that may still  be in his  possession at the time he returns the executed portion of this Agreement, or as soon thereafter as practical.   Cooper's duty to return property includes but is not limited to security badges, computers and equipment, operations manual and all other  materials  relating  to operation  of the  Swisher  System  (including  but not limited  to customer lists, correspondence, drawings, files, handbooks, invoices, plans, programs, records, samples, standards  and specifications,  and all copies  thereof, records, such as customer  lists, mailing lists, account information, samples, prototypes, price lists and pricing information, any phone cards, cellular phone, automobile and all of the tangible and intangible property belonging to the company and relating to your employment with Swisher, all of which are acknowledged to be Swisher's or employer's property).   Cooper represents that he has moved all files related to Swisher (the "Laptop  Files") from  the Dell Computer  to the following  location on Swisher's Servers:   I I WEBSERV03 IData\HughCooperiHugh's laptop

Swisher acknowledges receipt of the Laptop Files.  Cooper further represents and warrants that he has not retained any copies, electronic or otherwise, of the foregoing Swisher property.

     4.         Cooper  agrees   that  he  will  not  unlawfully   disclose  Swisher's  confidential information or trade secrets in any manner whatsoever, to include any manner in violation of the North Carolina Trade Secrets Protections Act, codified at N.C. Gen. Stat. §§ 66-152 through 66-162.  Cooper agrees he will not utilize or disclose information including, but not limited to, that derived from Swisher's customer or client lists, contract prices, pricing and bidding formulas, and any other business or technical information, that Cooper used or became aware of during the course of his employment  with the company.   Cooper agrees that he will not contact Swisher's clients, customers, prospective  customers, or competitors  in a manner that  violates the Trade Secrets  Protections   Act  or   this  paragraph.     Cooper  further  expressly   acknowledges   and recognizes  that any prior contractual  agreements  between the parties related  to confidentiality and/or restrictions on competition and/or solicitation remain in full force and effect and those agreements are  incorporated  herein  by reference. It is further  understood  and agreed  that the company does not waive any rights to bring an action against  Cooper for misappropriation  of trade   secrets,  tortious   interference   with   contract,  conversion,  tortious   interference   with prospective advantage, or the like in the event Cooper engages in unlawful acts encompassed by said causes of action.

     5.         Cooper agrees for a period of three (3) years from execution of this Agreement not to make any disparaging statement to any third party regarding Swisher and/or its employees.

     6.        Cooper agrees to cooperate fully with the company in its defense of any legal and/or administrative claim.

Swisher ___KD____       Cooper ___HC____

D.           MISCELLANEOUS TERMS AGREED TO BY THE PARTIES

In exchange for the promises made by and to Swisher and Cooper, they mutually agree to the following terms:

     1.    Either party may enforce this Agreement in court if the other party breaches it.  If a specific clause of this Agreement is found to be illegal or unenforceable, the remainder of this Agreement will not be affected by such ruling, and will remain in force.  The parties agree that any action to enforce this Agreement will be filed in a Court of competent jurisdiction within Mecklenburg County, North Carolina.

     2.    The parties agree that execution of this Agreement by Cooper fully resolves all wage, vacation pay, bonus, commission, premium payments of whatever nature, expense reimbursements, or any other sums concerning Swisher.   The parties agree that no additional sums are owed by Swisher to Cooper.

     3.    This Agreement is to be construed, interpreted, and enforced as a  whole, in accordance with its fair meaning, and any rule requiring the construction of an agreement against its drafter shall not be applied in this case.

     4.    The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matters hereof and supersede all prior negotiations and/or agreements relating thereto with the exception of any agreements concerning confidentiality, trade secrets, noncompetition, nonsolicitation, and/or binding arbitration, all of  which such agreements shall remain in full force and effect and are hereby confirmed and ratified.

     5.    This Agreement may be entered into and executed in counterparts and when executed separately by each party shall be fully executed and binding as if each party had executed one agreement.   Further, signatures may be by facsimile and such signatures are deemed to be original signatures.

E.           COOPER'S CERTIFICATE

Because this is a legal document, Swisher wants to make sure that Cooper is fully informed before entering into this Agreement.   Cooper, therefore, makes the following assurances to Swisher:

     1.    Cooper has read this Agreement and understands all of its provisions.

     2.    Cooper enters into this Agreement freely and voluntarily.

     3.    Cooper has been given twenty-one (21) days to decide whether to enter into this Agreement. This has provided Cooper with ample opportunity to reflect and seek the advice of his legal counsel, accountant, tax or financial advisors, family members and/or anyone else whose advice Cooper values.  The 21 day consideration period begins November 9, 2012.

     4.    Swisher has urged Cooper to review this Agreement with a lawyer.

     5.    Cooper has a period of seven (7) days to revoke this Agreement after signing it. Cooper acknowledges that he can revoke the Agreement by notifying Swisher's Vice President of Human Resources, in writing at the office address of 4725 Piedmont Row Dr., Suite 400, Charlotte, North Carolina 28210.  In fact, this Agreement does not become effective until eight days after it is signed.

Swisher ___KD____       Cooper ___HC____

THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS READ AND REVIEWED THE TERMS OF TIDS AGREEMENT, THAT THEY FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY SIGN TIDS AGREEMENT INTENDING TO BE LEGALLY BOUND.

	SWISHER INTERNATIONAL INC.	HUGH H. COOPER

By:	Kim Dziuk	/s/ Hugh H. Cooper

Its:	Vice President - HR

Dated:	November 15, 2012	Dated: November 9, 2012

Swisher ___KD____       Cooper ___HC____